Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated March 20, 2020, relating to the financial statements of Black Bird Potentials Inc., a Wyoming corporation, appearing in this Regulation A Offering Statement.

/s/ FARMER, FUQUA & HUFF, P.C.

Farmer, Fuqua & Huff, P.C.

Richardson, TX

May 12, 2020